Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 26, 2023 with respect to the consolidated statements of loss and comprehensive loss, and cash flows of LeddarTech Holdings Inc. (formerly known as LeddarTech Inc.) (the “Company”) for the year ended September 30, 2022, and the related notes, included in the Post-Effective Amendment No. 2 to the Registration Statement (Form F-1) of the Company for the offer and sale from time to time of up to 20,000,000 Common Shares of the Company.

/s/ Ernst & Young LLP

Montreal, Canada

January 31, 2025